Exhibit 99.1

        Temecula Valley Bancorp Inc. Announces Record Earnings

    TEMECULA, Calif.--(BUSINESS WIRE)--April 26, 2005--Temecula Valley Bancorp Inc.'s (OTCBB:TMCV) earnings for the quarter ending March 31, 2005 were $3,001,680, a 17% increase from the $2,572,150 earned in the same period last year.
    "We are pleased with the results," stated Stephen H. Wacknitz, President/CEO, "considering the provision for loan losses was increased from $500,000 in the first quarter last year to $838,800 in the first quarter this year, and the reserve for undisbursed loans for the first quarter increased $74,000 over last year during the same period."
    The $561,000 reserve for undisbursed loans is not included in the allowance for loan loss, which increased from $3,859,797 at March 31, 2004 to $7,046,382 at March 31, 2005. Also included in the expenses for 2005 are the start up expenses associated with the future opening of the Carlsbad full-service office and the Indian Wells office. The net interest margin for 2004 was 5.96% and 6.56% for the first quarter of 2005. The net interest margin should continue to improve if the Federal Reserve Bank continues rate increases.
    Total assets increased 49%, from $467,015,799 at March 31, 2004 to $656,860,345 at March 31, 2005. For the same periods, loans increased 49%, with construction loans increasing 88%, real estate secured loans increasing 43% and commercial loans decreasing 21%. SBA loans, which include both real estate secured as well as commercial loans, increased 25%. The large increase in construction loans was due to increased tract housing construction, the addition of the loan production office in San Rafael, and the general overall robust real estate market in Southern California.
    Federal funds sold decreased from $20,810,000 at March 31, 2004 to $5,700,000 at March 31, 2005 due to loans increasing more than deposits. The allowance for loan loss increased from $3,859,797 at March 31, 2004 to $7,046,382 at March 31, 2005, an 83% increase which set the allowance for loan loss as a percent of loans from 0.98% a year earlier to 1.20% at March 31, 2005.
    Net charge-offs were $248,036 for the first three months of 2004, compared to $154,952 for the same period in 2005. Non-accrual loans (net of SBA guarantees) were $1,513,826 at March 31, 2004, compared to $3,305,264 at March 31, 2005. Other real estate owned (net of SBA guarantees) was $405,000 at March 31, 2004 compared to $68,750 at March 31, 2005.
    For the twelve month period ending March 31, 2005, fixed assets increased from $2,133,324 to $4,742,609 due to the addition of two full-service offices, the construction of a new location for the Escondido office, and new loan production offices added in 2004. The SBA servicing assets increased due to SBA 7A loan sales in the secondary market.
    Deposits increased 40%, from $416,828,227 at March 31, 2004 to $582,866,885 at March 31, 2005. The continued expansion of existing branches, as well as various CD promotions and the two new branches have fueled the deposit growth. Deposit growth is expected to be sufficient in the near future to fund loan growth.
    Junior subordinated debt securities increased $8,248,000 from March 31, 2004 to March 31, 2005 when compared to March 31, 2004 due to the net addition of $8,000,000 of trust preferred borrowing that was transferred to the Bank as tier one capital, and is considered tier one and tier two capital on a consolidated basis. Included in other liabilities is a $561,000 reserve for undisbursed loans. The related expense for this reserve is reflected in other expense.
    Shareholder equity increased from $33,185,623 at March 31, 2004 to $46,054,088 at March 31, 2005 due to net income and the exercise of stock options. The capital ratios remain strong at March 31, 2005, with the tier one leverage ratio of 9.47%, the tier one risk based ratio of 9.22% and the total risk based capital ratio of 11.15%, all easily above the minimum to qualify as "well capitalized."
    Temecula Valley Bank was established in 1996 and operates full-service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in California and six other states. Temecula Valley Bancorp's common stock is quoted in the over the counter market and trades under the symbol TMCV.OB. The Bank's website is at www.temvalbank.com.

    Statements concerning future performance, developments or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.


                     TEMECULA VALLEY BANCORP INC.

                            FINANCIAL DATA

                              MARCH 2005
                             (UNAUDITED)
(all amounts in whole dollars except share and per share information)

                                                 Increase    Increase
                      Mar. 31,     Mar. 31,     (Decrease)  (Decrease)
                         2005         2004
                     ------------ ------------ ------------ ----------
ASSETS

Cash and due from
 banks                 9,841,055   10,691,509     (850,454)       (8%)
Federal funds sold     5,700,000   20,810,000  (15,110,000)      (73%)
Securities - held to
 maturity                      0            0            0          0%

Loans                587,152,507  392,748,738  194,403,769         49%
Less allowance for
 loan losses          (7,046,382)  (3,859,797)   3,186,585         83%
                     ------------ ------------ ------------
Loans, net           580,106,125  388,888,941  191,217,184         49%

Federal Reserve &Home
 Loan Bank stock, at
 cost                  2,680,000    1,938,900      741,100         38%
Other real estate
 owned, net              275,000      405,000     (130,000)      (32%)
Bank premises and
 equipment, net        4,742,609    2,133,324    2,609,285        122%
SBA-loan servicing
 I/O strip
 receiveable          24,020,948   20,866,935    3,154,013         15%
SBA-loan servicing
 asset                 7,871,752    6,241,789    1,629,963         26%
Cash surrender value
 life insurance        9,680,824    7,601,329    2,079,495         27%
Other Assets          11,942,032    7,438,072    4,503,960         61%
                     ------------ ------------ ------------
                     656,860,345  467,015,799  189,844,546         41%
                     ============ ============ ============

LIABIITIES AND
 STOCKHOLDER EQUITY

Demand deposits      144,502,854  119,640,183   24,862,671         21%
Interest bearing
 deposits            438,364,031  297,188,044  141,175,987         48%
                     ------------ ------------ ------------
  Total deposits     582,866,885  416,828,227  166,038,658         40%
Junior subordinated
 debt securities      20,620,000   12,372,000    8,248,000         67%
Other liabilities      7,319,372    4,629,949    2,689,423         58%
                     ------------ ------------ ------------
  Total liabilities  610,806,257  433,830,176  176,976,081         41%

Stockholder's equity  46,054,088   33,185,623   12,868,465         39%
                     ------------ ------------ ------------
                     656,860,345  467,015,799  189,844,546         41%
                     ============ ============ ============


                     3 Mos Ended  3 Mos Ended    Increase    Increase
                      Mar. 31,     Mar. 31,     (Decrease)  (Decrease)
                         2005         2004
                     ------------ ------------ ------------ ----------
Interest income       11,410,544    6,816,628    4,593,916         67%
Interest expense       2,378,308    1,242,563    1,135,745         91%
                     ------------ ------------ ------------
Net interest income    9,032,236    5,574,065    3,458,171         62%
Provision for loan
 losses                  838,800      500,000      338,800         68%
Other income           5,783,496    6,727,789     (944,293)      (14%)
Other expense          8,836,692    7,444,608    1,392,084         19%
                     ------------ ------------ ------------
Earnings before
 income taxes          5,140,240    4,357,246      782,994         18%
Income taxes           2,138,560    1,785,096      353,464         20%
                     ------------ ------------ ------------
  Net earnings         3,001,680    2,572,150      429,530         17%
                     ============ ============ ============

Actual common shares
 outstanding at end
 of period             8,812,283    8,308,896
Average common shares
 outstanding           8,787,593    8,237,774
Average common shares
 & equivalents
 outstanding           9,511,505    9,219,285
Basic earnings per
 share                      0.34         0.31
Diluted earnings per
 share                      0.32         0.28
Return on average
 assets (annualized)        1.91%        2.31%
Return on average
 equity (annualized)       27.37%       33.15%
Efficiency ratio           59.64%       60.52%


                       3/31/2005    3/31/2004
                     ------------ ------------
Tier 1 leverage
 capital ratio              9.47%        9.73%
Tier 1 risk-based
 capital ratio              9.22%        9.99%
Total risk-based
 capital ratio             11.15%       11.14%
Allowance for loan
 losses as a % of
 total loans                1.20%        0.98%
Gross nonperforming
 assets as a % of
 total assets               1.66%        1.78%
Net nonperforming
 assets as a % of
 total assets               0.51%        0.41%
Net chargeoffs
 (annualized) as a %
 of total loans             0.11%        0.25%
Loan to deposit ratio     100.74%       94.22%
Book value per share        5.23         3.99


PAST DUE AND NON-ACCRUAL LOANS
------------------------------      ----------- ----------- ----------
                                      Gross     Government     Net
                                      Balance     Guaranty    Balance
                                    ----------- ----------- ----------
March 31, 2005
--------------

  30 - 89 days past due                438,642           0    438,642
                                    =========== =========== ==========

  90+ days past due and accruing             0           0          0
  Non-accrual                       10,655,283  (7,350,019) 3,305,264
  Other real estate owned (REO)        275,000    (206,250)    68,750
                                    ----------- ----------- ----------
    Total non-performing assets     10,930,283  (7,556,269) 3,374,014
                                    =========== =========== ==========

March 31, 2004
--------------

  30 - 89 days past due                      0           0          0
                                    =========== =========== ==========

  90+ days past due and accruing             0           0          0
  Non-accrual                        7,918,753  (6,404,927) 1,513,826
  Other real estate owned (REO)        405,000           0    405,000
                                    ----------- ----------- ----------
    Total non-performing assets      8,323,753  (6,404,927) 1,918,826
                                    =========== =========== ==========

NET LOAN CHARGEOFFS
-------------------
                                    3 Mos Ended 3 Mos Ended
                                      Mar. 31,    Mar. 31,
                                        2005        2004
                                    ----------- -----------

  Chargeoffs                           259,688     250,389
  Recoveries                          (104,736)     (2,353)
                                    ----------- -----------
    Net Chargeoffs                     154,952     248,036
                                    =========== ===========

    CONTACT: Temecula Valley Bancorp Inc.
             Stephen H. Wacknitz, 951-694-9940